Calculation of Filing Fee Tables

FORM S-8

(Form Type)

PHUNWARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(3)	Proposed Maximum Offering Price (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Plan Common Stock, par value $0.0001 per share	Other	1,009,408	$1.9950	$2,013,768.96	$0.0001381	$278.10
Equity	2018 ESPP Common Stock, par value $0.0001 per share	Other	16,376	$1.9950	$32,670.12	$0.0001381	$4.51
Total Offering Amounts					$2,046,439.08		$282.61
Total Fee Offsets							$—
Net Fee Due							$282.61

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2018 Plan or the Registrant's 2018 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act based on the average of the high $2.0200 and low $1.9700 sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on January 12, 2026, which date is within five business days prior to the date of filing of this Registration Statement.

(3)

Represents (i) 1,009,408 shares of the Registrant's Common Stock reserved for future issuance under the 2018 Plan by reason of the automatic increase provision of the 2018 Plan and (ii) 16,376 shares of the Registrant's Common Stock (which represents 818,824 shares of Common Stock adjusted for the Company’s reverse stock split effected on February 26, 2024 at a ratio of one-for-fifty) reserved for future issuance under the 2018 ESPP by reason of the automatic increase provision of the 2018 ESPP.